EX-99-B.8.2

                                SERVICE AGREEMENT
                                      WITH
                               INVESTMENT ADVISER

      AGREEMENT, effective as of November 1, 1999, between A I M ADVISORS, INC. ("A I M"), a Delaware corporation, and Aetna Insurance Company of America (the "LIFE COMPANY"), a Connecticut corporation, for the provision of described administrative services by the LIFE COMPANY in connection with the sale of shares of the AIM Variable Insurance Funds, Inc. (the "Fund" or "Funds") as described in the Fund Participation Agreement dated November 1, 1999 between the LIFE COMPANY, the Funds and A I M (the "Fund Participation Agreement").

      WHEREAS, A I M is the investment adviser to A I M Variable Insurance Funds, Inc. (the "Fund"); and

      WHEREAS, A I M has entered into an amended Master Administrative Services Agreement ("Master Agreement"), dated May 1, 1998, with the Fund pursuant to which it has agreed to provide, or arrange to provide, certain administrative services, including such services as may be requested by the Fund's Board of Directors from time to time; and

      WHEREAS, LIFE COMPANY issues group and individual variable life insurance policies and/or variable annuity contracts and Certificates under the group contracts (collectively, the "Contracts"); and

      WHEREAS, LIFE COMPANY has entered into a participation agreement, dated November 1, 1999 ("Participation Agreement") with the Fund; pursuant to which the Fund has agreed to make shares of certain of its portfolio ("Portfolios") available for purchase by one or more of LIFE COMPANY'S separate accounts or divisions thereof (each, an "Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

      WHEREAS, LIFE COMPANY has no contractual or other legal obligation to perform the administrative services listed on Schedule A hereto, other than pursuant to this Agreement and the Participation Agreement; and

      WHEREAS, LIFE COMPANY desires to be compensated for providing such administrative services; and

      WHEREAS, A I M desires to retain the administrative services of LIFE COMPANY and to compensate LIFE COMPANY for providing such administrative services;

      NOW THEREFORE, the Parties agree as follows:

In consideration of their mutual promises, A I M and the LIFE COMPANY agree as follows:

1. The LIFE COMPANY agrees to provide the following services to A I M:

      a. responding to inquiries from owners of the LIFE COMPANY variable annuity Contracts and variable life insurance policies using the Funds as an investment vehicle ("Contractholders") regarding the services performed by the LIFE COMPANY that relate

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            to the Funds;

      b. providing information to A I M and Contractholders with respect to Fund shares attributable to Contractholder accounts;

      c. communicating directly with Contractholders concerning the Funds' operations;

      d. providing such other similar services as A I M may reasonably request pursuant to A I M's agreement with the Funds to the extent permitted under applicable federal and state requirements.

2.    a.    Administrative services to Contractholders owners and participants shall be the responsibility of LIFE COMPANY and shall not be the responsibility of the Fund or A I M. To compensate LIFE COMPANY for its costs, A I M agrees to pay to the LIFE COMPANY and LIFE COMPANY agrees to accept as full compensation for all services rendered hereunder an amount described in Schedule B attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.

      b. The parties agree that A I M's payments to LIFE COMPANY are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution. LIFE COMPANY represents and warrants that the fees to be paid by A I M for services to be rendered by LIFE COMPANY pursuant to the terms of this Agreement are to compensate the LIFE COMPANY for providing administrative services relating to the Fund or Fund Shares and are not designed to exceed the reasonable costs of such services and are not intended to reimburse or compensate LIFE COMPANY for services paid for by other fees under the Contracts.

      c. For the purposes of computing the administrative fee reimbursement contemplated by this Section 2, the average aggregate amount invested by the LIFE COMPANY over a one month period shall be computed by totaling LIFE COMPANY's aggregate investment (share net asset value multiplied by total number of shares held by the LIFE COMPANY) on each business day during the month and dividing by the total number of business days during each month.

      d. The Fund will calculate the reimbursement of administrative expenses at the end of each month and will make such reimbursement to the LIFE COMPANY within 30 days thereafter. The reimbursement payment will be accompanied by a statement showing the calculation of the monthly amounts payable by A I M and such other supporting data as may be reasonably requested by LIFE COMPANY. Payment will be wired by A I M to an account designated by the LIFE COMPANY.

3. LIFE COMPANY agrees to indemnify and hold harmless A I M and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the LIFE COMPANY under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of A I M's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

4. A I M agrees to indemnify and hold harmless the LIFE COMPANY and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of A I M under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the LIFE COMPANY's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

5.    Either party may terminate this Agreement, without penalty, (i) on sixty
      (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Fund, or if the Participation Agreement is terminated.

6. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

7. This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement

All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

         To LIFE COMPANY:

              Aetna Insurance Company of America
              151 Farmington Avenue
              Hartford, Connecticut 06156
              Attention: Julie Rockmore, Counsel

         To ADVISER:

              A I M ADVISORS, INC.
              11 Greenway Plaza, Suite 100
              Houston, Texas 77046-1173
              Facsimile: (713)993-9185
              Attention: Nancy Martin, Esq.

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.


                                     A I M ADVISORS, INC.


                                     By: /s/ Robert H. Graham
                                         --------------------
                                     Name:  Robert H. Graham
                                     Title: President


                                     AETNA INSURANCE COMPANY OF
                                     AMERICA


                                     By: /s/ Laurie M. LeBlanc
                                         ---------------------
                                     Name: Laurie M. LeBlanc
                                           Pursuant to a Delegation of Authority
                                           dated August 12, 1998

                                   Schedule A

In consideration of the services provided by LIFE COMPANY, A I M agrees to pay LIFE COMPANY on a quarterly basis an amount equal to 15 basis points (0.15%) per annum on the first $50 million of the daily average aggregate amount invested by LIFE COMPANY in each Fund under the Fund Participation Agreement, and 20 basis points (0.20%) per annum on the next $200 million of the daily average aggregate amount invested by LIFE COMPANY in each Fund under the Fund Participation Agreement and 25 basis points (0.25%) per annum on the total daily average aggregate amount invested by LIFE COMPANY in each Fund under the Fund Participation Agreement, in excess of $250 million.

Dated this 1st day of November 1999.


                                     A I M ADVISORS, INC.


                                     By: /s/ Robert H. Graham
                                         --------------------
                                     Name:  Robert H. Graham
                                     Title: President


                                     AETNA INSURANCE COMPANY OF
                                     AMERICA


                                     By: /s/ Laurie M. LeBlanc
                                         ---------------------
                                     Name: Laurie M. LeBlanc
                                           Pursuant to a Delegation of Authority
                                           dated August 12, 1998

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